Exhibit 99.1

WTW Prices Offering of $750,000,000 of Senior Notes

LONDON, May 10, 2023 (GLOBE NEWSWIRE) — Willis Towers Watson Public Limited Company (NASDAQ: WTW) (the “Company” or “WTW”), a leading global advisory, broking and solutions company, today announced the pricing of a registered offering (the “Offering”) by Willis North America Inc. (“Willis North America”), an indirect wholly-owned subsidiary of the Company, of $750,000,000 aggregate principal amount of 5.350% senior unsecured notes due 2033 (the “notes”). Payment of principal and interest on the notes will be fully and unconditionally guaranteed by the Company, and certain direct and indirect subsidiary entities of the Company. The Company expects the Offering to close on May 17, 2023, subject to the satisfaction of customary closing conditions.

Willis North America intends to use the net proceeds of the Offering to (i) repay approximately $250 million aggregate principal amount of the 4.625% Senior Notes due 2023 and related accrued interest, which will result in the repayment in full of the 4.625% Senior Notes due 2023, and (ii) for general corporate purposes. The joint book-running managers for the Offering are Barclays Capital Inc., BofA Securities, Inc., PNC Capital Markets LLC, BNP Paribas Securities Corp., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC. The senior co-managers for the Offering are BMO Capital Markets Corp., Goldman Sachs & Co. LLC, Lloyds Securities Inc., M&T Securities, Inc., MUFG Securities Americas Inc., Santander US Capital Markets LLC, Standard Chartered Bank and TD Securities (USA) LLC.

The Offering was made pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission. The Offering may be made only by means of a prospectus supplement and accompanying prospectus. Interested parties may obtain copies of the prospectus and prospectus supplement by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BofA Securities, Inc. toll-free at 1-800-294-1322 or PNC Capital Markets LLC toll-free at 1-855-881-0697.

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, any securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

About WTW

At WTW, we provide data-driven, insight-led solutions in the areas of people, risk and capital. Leveraging the global view and local expertise of our colleagues serving 140 countries and markets, we help organizations sharpen their strategy, enhance organizational resilience, motivate their workforce and maximize performance. Working shoulder to shoulder with our clients, we uncover opportunities for sustainable success—and provide perspective that moves you.

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Claudia De La Hoz | Claudia.Delahoz@wtwco.com